Exhibit 3

Preset In-Kind Distribution Plan

The undersigned (referred to hereinafter as the “Client”) hereby adopts this Preset Pro Rata In-Kind Distribution Plan (this “Distribution Plan”).

Part I.  Account and Plan Information.

Issuer (the “Issuer”): Energy Vault Holdings, Inc. Adoption Date: Client’s Name: Distribution Start Date: Plan End Date: Notice:	Trading Symbol: NRGV Plan Type: ☐ New Plan ☐ Modification

To the Client: Name: Taylor Frankel E-Mail:	Copies to: Name: Hogan Lovells US LLP E-Mail: PMLCompliance@hoganlovells.com

To Issuer: Name: Energy Vault Holdings, Inc. Attn: Josh McMorrow E-Mail:	Copies to: Name: Samuel D. Rettew Latham & Watkins LLP Telephone: E-Mail:

To MSSB Financial Advisor: Primary Contact: William Hains Alternate Contact: Drake Richie Address: 2775 Sand Hill Road, Ste 120, Menlo Park, CA 94025 Telephone: Fax: E-mail:

To Aduro Advisors: E-mail:

PART II

Distribution Schedule

Instructions:  To be completed by the Client.

The following constitutes  the undersigned’s plan to distribute the Shares.

If on any trading day, the closing stock price of the Issuer meets the “Threshold Trigger” of an applicable Tranche as set forth in the Distribution Schedule Table Part IV - Exhibit B of this Plan, MSSB shall promptly provide notice to Aduro Advisors (“Aduro”). Such notice shall include (1) the applicable “Threshold Trigger” that has been achieved and (2) the 30-day average trading volume of the Issuer’s common stock (the “MSSB Notice”). Upon receipt of MSSB Notice, Aduro shall promptly calculate the pro rata distribution of Shares to be distributed to the partners of the Client, and promptly notify the Client and MSSB of the same (the “Aduro Notice”). In the event the number of Shares to be distributed to applicable partners, as calculated by Aduro, results in fractional shares, the number of shares shall be rounded down to the nearest whole share. Upon receipt of the Aduro Notice, (1) the Client shall promptly notify the transfer agent of the Issuer in substantially the form set forth in Part IV - Exhibit C hereto, and (2) the transfer agent, in coordination with MSSB, shall make a distribution of Shares to each applicable partner as set forth in the Aduro Notice (a “Distribution”).

A Distribution shall be made for each trading day on which the closing stock price meets the applicable “Threshold Trigger” until the cumulative number of shares distributed for an applicable Tranche equals the “Total number of shares to distribute”, as set forth on Exhibit B, for such tranche; provided, however, that the final Distribution within each applicable Tranche shall be reduced so that the cumulative number of shares distributed in each applicable Tranche does not exceed the amount of shares included in the “Total number of shares to be distributed” column for such Tranche. Once the cumulative number of shares distributed for an applicable Tranche meets the corresponding “Total number of shares to distribute” amount, the transfer agent, in coordination with MSSB, shall make a Distribution for each trading day in which the closing stock price meets the “Threshold Trigger” and the “Total number of shares to distribute” for the subsequent tranche, until the shares for each tranche have been fully distributed.

Prior to Distribution Start Date, Client will send to MSSB by electronic mail to the applicable persons indicated in Part I – Account and Plan Information, the following:
•	A letter of authorization to deliver the underlying shares to limited partners and general partners of Client;
•

A schedule of limited partners and general partners of Client (including, as applicable, any limited partners or members of the general partners of the Client that are expected to receive a distribution of the Shares from the general partner) (the “Partnership Schedule”);

•	A distribution representation letter that lists affiliates and non-affiliates (Part IV - Exhibit A), as known by the Client and as of the date of the Distribution Plan; and
•	All documentation required to transfer Shares into book entry, including, but not limited to, stock powers.

Client shall adjust the Share amounts and the prices referenced above to take into account any stock split, reverse stock split or stock dividend with respect to the Shares or any change in capitalization with respect to the Issuer that occurs while the Distribution Plan is in effect, and Client shall reflect such adjustments in a timely notice provided to MSSB.

PART III
Distribution Plan Disclosures and Representations

A. General Representations.

I understand that this Distribution Plan is patterned on certain provisions of SEC Rule 10b5-1 of the Securities and Exchange Commission (the “Rules”).  In summary, under the Rules, a person executing pre-planned purchases or sales pursuant to a written plan established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against allegations of insider trading with respect to such purchases or sales.  The undersigned understands that this Distribution Plan covers distributions and does not contemplate any purchases or sales by the Client.

1.	The undersigned hereby represents that, as of the date of my signature below:
a.	The undersigned is not in possession, and is not aware, of any material nonpublic information about the securities which are the subject of this Distribution Plan or the Issuer of such securities;
b.
The undersigned is entering into this Distribution Plan in good faith and not as part of a plan or scheme to evade any law, including, without limitation, the federal securities laws or any law governing insider trading;

c.
The undersigned understands and agrees that (i) MSSB makes no representation that this Distribution Plan complies with, and/or provides an affirmative defense against allegations of insider trading pursuant to, SEC Rule 10b5-1, and (ii) the undersigned has consulted with the undersigned’s own advisors as to the legal, tax, financial and other aspects of this Distribution Plan, including its compliance with SEC Rule 10b5-1.

d.	The undersigned owns the securities which are the subject of this Distribution Plan free and clear and acknowledges and confirms that:
(i)
Neither the undersigned nor the securities subject to this Distribution Plan are subject to any pledges, liens, security interests or other impediments to transfer, nor is there any contractual restriction or litigation, arbitration or other proceeding pending, or to the undersigned’s knowledge threatened, that would prevent or interfere with the distribution of Shares under this Distribution Plan; and

(ii)
To the best of the undersigned’s knowledge, the execution and delivery of this Distribution Plan by the undersigned and the distribution contemplated by this Distribution Plan will not contravene applicable law or any agreement or other instrument binding on the undersigned or any of the undersigned’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the undersigned or the undersigned’s affiliates.

e.
While this Distribution Plan is in effect, the undersign will not enter into any corresponding or hedging transaction or position with respect to the securities that are the subject of this Distribution Plan (including, without limitation, with respect to any securities convertible or exchangeable into common stock of the Issuer) and, unless this Distribution Plan is modified or terminated in accordance with the terms hereof, the undersigned agrees not to alter or deviate from the terms of this Distribution Plan;

f.
The undersigned agrees not to, directly or indirectly, attempt to exercise any influence over how, when or whether to effect any distribution of Shares pursuant to this Distribution Plan (other than by providing the notice to MSSB further described in Part II. above); and

g.
The undesigned represents that, to the best of my knowledge, this Distribution Plan conforms with the trading policies of the Issuer currently in place as of the date of this Distribution Plan and only to the extent applicable to the undersigned.

B. Modification, Suspension and Termination.

1.	Modification of Distribution Plan.
a.	The undersigned may not modify this Distribution Plan unless:
(i)
The undersigned provides MSSB with a new distribution schedule(s) in which the undersigned represents, among other things, that on the date of such modification the undersigned is  not aware of any material, non-public information regarding the Issuer or any of its securities (including the Shares), that the modification is being made in good faith and not as part of a scheme to evade the Rules, and that the undersigned’s representations and warranties contained in this Distribution Plan are true as if made at and as of the date of such letter; and

(ii) such modification occurs only outside of any “blackout periods” of which Issuer given Client at least two days’ notice.
b.	The undersigned agrees to comply with all conditions and requests set forth in this Distribution Plan.
2.	Suspension of Distribution Plan.
a.
The undersigned understands that this Distribution Plan may be suspended if MSSB receives written notice from the Issuer or from the undersigned of a legal, regulatory or contractual restriction applicable to the Issuer or to the undersigned that would be violated by the distribution of Shares.

3.	Termination of Distribution Plan.
a.
The undersigned understands that this Distribution Plan will terminate at market close on the Plan End Date or, if earlier, upon the completed distribution of the Shares subject to this Distribution Plan.  In addition, this Distribution Plan shall terminate, regardless of whether the Shares have been distributed, upon any of the following events:

(i)	MSSB receives written notice of the dissolution of Client;
(ii)	MSSB receives two days’ written notice from the undersigned terminating this Distribution Plan (which may be given for any reason); and
(iii)	The undersigned receives two days’ written notice from MSSB terminating this Distribution Plan (which may be given for any reason).

C. Notice.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail and made to the applicable persons indicated in Part I – Account and Plan Information.

D.  Miscellaneous.

1.
Obligation to Consult Legal Advisors.  The undersigned agrees that the undersigned will not enter into, modify, suspend or terminate this Distribution Plan except upon consultation with the undersigned’s own legal advisors.

2.
Inconsistent Provisions.  If any provision of this Distribution Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed rescinded to the extent required in order to comply with the relevant law, rule or regulation.  All other provisions of this Distribution Plan will continue and remain in full force and effect.

3.
Effect of Instructions on Other Agreements with MSSB.  Nothing in this Distribution Plan changes any other terms or agreements that are already applicable to the undersigned’s account or accounts, or that otherwise exist between MSSB and the undersigned.

4.	Choice of Law. This Distribution Plan shall be construed in accordance with the internal laws of the State of New York.
5.
Counterparts.  This Distribution Plan may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were placed upon the same instrument.

IN WITNESS WHEREOF, the undersigned Client has signed this Distribution Plan as of the Adoption Date.

Client

By:
Name:

Title:

Date: NOTE: Signature date above must be the same as the Adoption Date set forth in Section I. of the Distribution Plan above.

PART IV

Exhibit A

Distribution Representation

Date:

Morgan Stanley Smith Barney LLC
c/o Will Hains
2775 Sand Hill Road, Ste 120
Menlo Park, CA 94025

Latham & Watkins LLP
c/o Samuel D. Rettew
555 Eleventh Street, NW
Washington, DC 20004

Re: Distribution of Shares (the "Stock") of _______________ (the "Company")

Dear Sirs:

The undersigned, ___________________, is making a pro rata in-kind stock distribution to their limited and general partners based upon their respective capital interests of the above-referenced Stock of the Company through Morgan Stanley Smith Barney LLC (“Morgan Stanley”). Accordingly, the undersigned represents to and agrees with you that:

1.
The undersigned proposes to make a pro rata in-kind distribution of the Stock to its partners, without the payment of any consideration, based upon their respective capital interests of the above-referenced Stock of the Company pursuant to the terms of its partnership agreement.

2.
The general partner of the undersigned further proposes to make a pro rata in-kind distribution of the Stock to its partners, without the payment of any consideration, based upon their respective capital interests of the above-referenced Stock of the Company pursuant to the terms of its partnership agreement.

3.	The entities set forth in the Partnership Schedule are each a closely held partnership.

4.	The undersigned has not held a short position, nor any put or other option to dispose of, any Company stock nor any securities convertible into Company stock.

5.	The undersigned is not aware of any circumstances in which it would be considered an underwriter or engaged in a distribution of securities for the Company.

6.
No share of the Stock is subject to an agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance, other than those which may have been entered into between the undersigned and Morgan Stanley.

7.
Except for the recipients noted on the attached schedule, as known by the undersigned and as of the date of the Distribution Plan, the distributees are not "affiliates" of the Company as that term is defined in Rule 144(a)(1) of the Act and have not been an affiliate of the Company for at least three months.

8.	The Company, its counsel and its transfer agent may rely on these representations and warranties.

Sincerely yours,

PART IV

Exhibit B

Distribution Schedule

Distribution Start Date:

Distribution End Date:

Tranche	Threshold Trigger	Total Number of Shares to Distribute

PART IV

Exhibit C

Form Notice to Transfer Agent